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                              Form of Tax Opinion


                              _____________, 2001


Board of Directors
American Bank of Connecticut
Two West Main Street
P.O. Box 2589
Waterbury, Connecticut  06723

Board of Directors
American Financial Holdings, Inc.
102 West Main Street
New Britain, Connecticut  06051

Gentlemen and Ladies:

          This opinion is being delivered to you in accordance with Section 5.1(f) of the Agreement and Plan of Merger, dated as of July 18, 2001, by and among American Financial Holdings, Inc. ("American Financial"), a Delaware corporation, American Savings Bank, a Connecticut-chartered stock savings bank and wholly owned subsidiary of American Financial ("ASB") and American Bank of Connecticut ("ABC"), a Connecticut-chartered stock savings bank (the "Agreement"). Pursuant to the Agreement and the Plan of Bank Merger Agreement, by and between ABC and ASB, dated July 18, 2001 (the "Bank Merger Agreement"), ABC will be merged with and into ASB (the "Merger").

          In connection with the preparation of this opinion, we have examined and with your consent relied upon the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Bank Merger Agreement; (3) the Registration Statement on Form S-4 of American Financial (File No. 333-____________) filed with the Securities and Exchange Commission ("SEC") on ______________, 2001, as declared effective by the SEC on __________,
2001 (the "Registration Statement") and the Proxy Statement/Prospectus included as a part thereof; (4) representations and certifications made to us by ABC; (5) representations and certifications made to us by American Financial and ASB; and
(6) such other instruments and documents related to the formation, organization and operation of ABC,
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American Bank of Connecticut, Inc.
American Financial Holdings, Inc.
___________, 2001
Page 2

American Financial and ASB or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

          All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement and the Bank Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

                           The Proposed Transaction
                           ------------------------

          Based solely upon our review of the documents set forth above, and upon such information as ABC, American Financial, and ASB have provided to us and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

          ABC is headquartered in Waterbury, Connecticut. ABC offers full service banking services through 16 branch offices located throughout Connecticut.

          American Financial is the holding company of ASB. ASB is headquartered in New Britain, Connecticut. ASB conducts a full-service banking business from its branch locations throughout Connecticut.

          It is proposed that pursuant to the Agreement, the Bank Merger Agreement, the rules and regulations of the Connecticut Department of Banking and Section 36a-125(g) of the Connecticut General Statutes Annotated, ABC will merge with and into ASB, with ASB as the Surviving Bank. As a result of the Merger, ABC's corporate existence will cease and ASB will succeed to all of the assets and liabilities of ABC. The purpose of the Merger is to enable ASB to acquire the assets and business of ABC. After the Merger, it is expected that ABC's branch banking offices will remain open and will be operated as banking offices of ASB. The Merger will result in an expansion of ASB's primary market area to include ABC's banking offices in Connecticut. The assets and business of ABC's banking offices will broaden ASB's existing operations in Connecticut. American Financial expects to achieve reductions in the current operating expenses of ABC upon the consolidation of ABC's operations into ASB.
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American Bank of Connecticut, Inc.
American Financial Holdings, Inc.
___________, 2001
Page 3

          By virtue of the Merger, each share of ABC Common Stock issued and outstanding prior to the Effective Time (other than certain shares to be canceled or shares held by stockholders who chose to dissent) will be converted into and exchangeable for the right to receive at the stockholder's election (i) $30.00 in cash without interest, (ii) 1.304 shares of American Financial Common Stock, or (iii) a combination of cash and stock, subject to limitations on the amount of American Financial Common Stock available for exchange. Under the terms of the Agreement, half of the shares of ABC Common Stock (other than shares held by stockholders who chose to dissent) will be converted into $30.00 per share and half of the shares of ABC Common Stock (other than shares held by stockholders who chose to dissent) will be converted into 1.304 share of American Financial Common Stock.

          If the American Financial Common Stock is oversubscribed, then all ABC stockholders who elected to receive cash or who have made no election will receive cash for their shares of ABC Common Stock and all ABC stockholders who elected to receive American Financial Common Stock will receive a pro rata portion of the available shares of American Financial Common Stock plus cash for those shares not converted into American Financial Common Stock. If American Financial Common Stock is undersubscribed, then all ABC stockholders who elected to receive American Financial Common Stock will receive American Financial Common Stock and those ABC stockholders who have elected cash or have made no election will be treated as follows: (i) if the number of shares held by ABC stockholders who have made no election is sufficient to make up the shortfall in the number of shares of American Financial Common Stock that American Financial is required to issue, then all ABC stockholders who elected cash will receive cash, and those stockholders who made no election will receive a combination of cash and American Financial Common Stock in whatever proportion is necessary to make up the shortfall; or (ii) if the number of shares held by ABC stockholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into American Financial Common Stock and those ABC stockholders who elected to receive cash will receive a combination of cash and American Financial Common Stock in whatever proportion is necessary to make up the shortfall.

          Certificates for fractions of shares of American Financial Common Stock will not be issued. In lieu of a fraction of a share of American Financial Common Stock, each holder of ABC Common Stock otherwise entitled to a fraction of a share of American Financial Common Stock will be entitled to
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American Bank of Connecticut, Inc.
American Financial Holdings, Inc.
___________, 2001
Page 4

receive an amount of cash, rounded to the nearest cent, determined by multiplying such fraction of a share by the closing sales price of American Financial Common Stock, as reported on the Nasdaq National Market, on the last trading day immediately preceding the Effective Date of the Merger. Under
Section 33-856 of the Connecticut Business Corporation Act, ABC stockholders are entitled to dissent from the Merger.

          At the Effective Time, each option granted by ABC to purchase shares of ABC Common Stock which is outstanding and unexercised immediately prior thereto will be converted automatically into an option to purchase shares of American Financial Common Stock, with an adjustment in the number of shares and exercise price to reflect the Exchange Ratio.

                        Assumptions and Representations
                        -------------------------------

          In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

          1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

          2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

          3. All representations made to us are true, correct, and complete. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

          4. The Merger will be consummated in accordance with the Agreement, the Bank Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); ABC, American Financial, and ASB will comply with all reporting obligations with
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American Bank of Connecticut, Inc.
American Financial Holdings, Inc.
___________, 2001
Page 5

respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement, the Bank Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                   Opinion - Federal Income Tax Consequences
                   -----------------------------------------

          Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

          In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

          1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither ABC, American Financial nor ASB has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

          2. This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).
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American Bank of Connecticut, Inc.
American Financial Holdings, Inc.
___________, 2001
Page 6

          3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of ABC or that may be relevant to particular classes of ABC stockholders, such as dealers in securities, corporate stockholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions. In addition, we express no opinion regarding the tax consequences to a holder of an option to purchase shares of ABC Common Stock who receives an option to purchase shares of American Financial Common Stock in exchange therefor pursuant to the Merger.

          4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section of this letter captioned "The Proposed Transaction," and in the Agreement, the Bank Merger Agreement and the Proxy Statement/Prospectus (the "Transactions"). If the actual facts relating to any aspect of the Transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than the Transactions or to any transaction whatsoever, including the Merger, if the Transactions are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          This opinion is provided to ABC, American Financial and ASB only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by ABC, American Financial, ASB and the ABC stockholders.

                                             Sincerely yours,



                                             HOGAN & HARTSON L.L.P.